UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2025 (August 4, 2025)

Acadia Healthcare Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35331	45-2492228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Tower Circle, Suite 1000 Franklin, Tennessee (Address of Principal Executive Offices)	37067 (Zip Code)

(615) 861-6000
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	ACHC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 2.02         Results of Operations and Financial Condition.

On August 5, 2025, Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) issued a press release announcing, among other things, Acadia’s operating and financial results for the second quarter ended June 30, 2025. The press release is furnished herewith as Exhibit 99 hereto and is incorporated herein by reference.

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Executive Vice President and Chief Financial Officer

On August 4, 2025, Heather Dixon notified the Company of her resignation as Executive Vice President and Chief Financial Officer, effective August 15, 2025. Ms. Dixon’s separation from the Company is not a result of any disagreement with other members of the Company’s management or the Company’s external auditor.

Appointment of Interim Chief Financial Officer

The Board of Directors of the Company has appointed Timothy Sides to serve as the Company’s Interim Chief Financial Officer (“Interim CFO”), effective August 16, 2025. The Company intends to conduct a nationwide search for a permanent chief financial officer.

Mr. Sides, age 47, has been employed by the Company since February 2020, most recently as Senior Vice President, Operations Finance. Prior to that, Mr. Sides served in the role of Operations Group Chief Financial Officer. Prior to joining the Company, Mr. Sides was employed in various financial roles at Universal Health Services, Inc. from November 2013 to February 2020.

There is no arrangement or understanding between Mr. Sides and any other person pursuant to which Mr. Sides was selected as the Company’s Interim CFO. Mr. Sides has no family relationships with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Sides is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Sides’ annual base salary is $445,000 and, for his service as Interim CFO, he will receive a supplemental payment of $6,140 for every week that he serves as Interim CFO. Mr. Sides will continue to be eligible for the cash incentive program established for his prior role for 2025, pursuant to which he is eligible to receive an amount equal to 75% of his base salary at target level performance for the year. Mr. Sides’ supplemental payment will be included when calculating his cash incentive for 2025. Mr. Sides is eligible for benefits generally available to officers of the Company.

Mr. Sides’ previous cash retention award opportunity is being amended in connection with his appointment as Interim CFO to provide an opportunity to earn a cash retention bonus of $500,000 if Mr. Sides remains continuously employed by the Company through March 31, 2026. Pursuant to the terms of the cash retention award agreement, if the Company terminates his employment without cause prior to March 31, 2026, then Mr. Sides shall be entitled to the full amount of the retention bonus provided that he executes a customary release of claims.

Mr. Sides is party to a Severance Agreement with the Company, dated as of April 29, 2022. The Severance Agreement provides that if Mr. Sides is terminated without cause or resigns with good reason, he is generally entitled to receive (subject to the satisfaction of certain conditions) (i) a severance payment equal to 12 months of his base salary, payable under the Company’s regular payroll practices; (ii) accelerated vesting of restricted stock awards; (iii) any unused and unpaid time off accrued through the termination date; and (iv) an amount equal to the cost of the premiums for continued health and dental insurance for Mr. Sides and his dependents in accordance with COBRA for 12 months. The Severance Agreement contains restrictive covenants pursuant to which Mr. Sides has agreed not to compete with the Company during his period of employment and for 12 months thereafter. The agreement also contains non-solicitation and non-disparagement covenants consistent with other officers of the Company.

The foregoing descriptions of the cash retention award agreement and the Severance Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the applicable agreements, as amended, the forms of which have been or will be filed as exhibits to the Company’s reports filed with the Securities and Exchange Commission.

Item 9.01         Financial Statements and Exhibits.

(d)	Exhibits

99	Press Release of Acadia Healthcare Company, Inc., dated August 5, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2025	ACADIA HEALTHCARE COMPANY, INC.

	By:	/s/ Brian P. Farley
Brian P. Farley
Executive Vice President, Secretary and General Counsel

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